Exhibit (h)(7)

EXPENSE REIMBURSEMENT AGREEMENT

EXPENSE REIMBURSEMENT AGREEMENT, by and between IVY INVESTMENT MANAGEMENT COMPANY (hereinafter called “IICO”), Waddell & Reed Services Company, doing business as WI Services Company (“WISC”), and Ivy NextShares (the “Trust”) on behalf of each series of the Trust set forth below (each a “Fund” and, collectively, the “Funds”).

WHEREAS, Ivy NextShares, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an actively managed exchange-traded product of the series type, and each Fund is a series of Ivy NextShares; and

WHEREAS, IICO and WISC have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which each Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

1.1

Applicable Reimbursement Level and Term of Reimbursement. For the period from November 1, 2018 through October 31, 2019, IICO and/or WISC agrees to reimburse sufficient management and/or accounting and administrative services fees to cap the total annual ordinary operating expenses (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses) for each Fund set forth below at the level in the following table (the “Reimbursement Amount”):

Fund
Ivy Focused Growth NextShares	0.78%
Ivy Focused Value NextShares	0.78%
Ivy Focused Energy NextShares	0.95%

1.2

Payment of Reimbursement Amount. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate Reimbursement Amount against the management and/or accounting and administrative services fees payable under the Investment Management Agreement and/or the Accounting and Administrative Services Agreement. Alternatively, the Reimbursement Amount shall be paid directly by IICO and/or WISC. Such offset shall be taken, or such direct payment shall be paid monthly before each month’s end.

2.	Termination and Effectiveness of Agreement.

2.1

Termination. This Agreement shall terminate with respect to the applicable Fund upon termination of the Fund’s Investment Management Agreement and/or the Accounting and Administrative Services Agreement or on October 31, 2019, whichever comes first. This Agreement supersedes any prior expense reimbursement agreements between a Fund, IICO, IDI and WISC.

2.2	Effectiveness. This Agreement shall be effective November 1, 2018.

3.	Miscellaneous.

3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2

Interpretation. Nothing contained herein shall be deemed to require Ivy NextShares or a Fund to take any action contrary to the Ivy NextShares Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of Ivy NextShares of its responsibility for and control of the conduct of the affairs of Ivy NextShares or each Fund.

3.3

Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fees, the computations of net asset values, and the allocation of expenses, having a counterpart or otherwise derived from the terms and provisions of the Investment Management Agreement, the Accounting and Administrative Services Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Investment Management Agreement, the Accounting and Administrative Services Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of August 15, 2018.

IVY NEXTSHARES

By:	/s/ Jennifer K. Dulski
Jennifer K. Dulski, Secretary

IVY INVESTMENT MANAGEMENT COMPANY

By:	/s/ John E. Sundeen, Jr.
John E. Sundeen, Jr., Executive Vice President,
Chief Administrative Officer

WADDELL & REED SERVICES COMPANY

By:	/s/ John E. Sundeen, Jr.
John E. Sundeen, Jr., Executive Vice President
Chief Administrative Officer

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